Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 11 TO CREDIT AGREEMENT

This AMENDMENT NO. 11 TO CREDIT AGREEMENT (this “Amendment”) is made as of December 31, 2015 (the “Effective Date”), by and among CONNECTURE, INC. (“Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, collectively, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Credit Agreement, dated as of January 15, 2013 (as the same has been amended and may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Credit Agreement. Effective as of the Effective Date, the Credit Agreement shall be amended as follows:

(a). Section 7(c) of the Credit Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

“(c) Liquidity. (i) From November 10, 2015 to December 31, 2015, maintain Liquidity at all times in an amount of not less than $7,500,000, (ii) from January 1, 2016 to March 31, 2016, maintain Liquidity at all times in an amount of not less than $5,000,000, (iii) from April 1, 2016 to June 30, 2016, maintain Liquidity at all times in an amount of not less than $5,000,000, (iv) from July 1, 2016 to September 30, 2016, maintain Liquidity at all times in an amount of not less than $7,500,000, and (v) from and after October 1, 2016, maintain Liquidity at all times in an amount of not less than $10,000,000; provided, however, that solely in the event that (A) the Borrowers achieve a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.25:1.00 for two consecutive quarters, as evidenced and demonstrated in a Compliance Certificate in form and substance acceptable to the Agent and (B) the Agent and the Borrowers shall have agreed to the applicable Total Leverage Ratio as required pursuant to Section 7(b) (the date of satisfaction of each of the conditions set forth in clauses (A) and (B) herein above, the “Covenant Trigger Date”), then Borrowers shall no longer be required to comply with the Liquidity covenant set forth in this Section 7(c).”

(b). Section 7(d) of the Credit Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

“(d) EBITDA. Achieve EBITDA, measured quarterly on a trailing twelve month basis at the end of each quarter, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

EBITDA	For the trailing twelve month period ending on:
$3,500,000	March 31, 2015
$3,500,000	June 30, 2015
$6,000,000	September 30, 2015
$8,500,000	December 31, 2015
$6,200,000	March 31, 2016
$5,905,000	June 30, 2016
$8,000,000	September 30, 2016
$9,500,000	December 31, 2016

; provided, however for the period beginning on January 1, 2017 and for each quarterly period ending thereafter, the required amount of EBITDA required to be achieved shall be such amount as shall be mutually and reasonably agreed between the Borrowers and the Agent (each acting in good faith), within thirty (30) days following delivery by the Borrowers to the Agent of the Updated Projections. In the event that the Borrowers and the Agent are unable to agree to such EBITDA amounts for the applicable periods thereafter in accordance with the terms hereof, then it shall be an Event of Default under Section 8.2(a) of this Agreement.”

(c). Clause (c) of the definition of “EBITDA” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (xii) thereof, (ii) deleting the period at the end of clause (xiii) thereof and substituting “, and” in lieu thereof, and (iii) adding the following new clause thereto in the appropriate numerical order:

“(xiv) one time non-recurring costs and expenses incurred in connection with the hiring of a new chief executive officer of Connecture in the fiscal quarter ending December 31, 2015 and actually paid by the Borrowers in an amount not to exceed $300,000 during the term of this Agreement.”

(d). Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:

“ “Amendment No. 11 Effective Date” means December 31, 2015.”

(e). Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fee Letter” in its entirety and replacing it with the following in lieu thereof:

“ “Fee Letter” means, collectively, that certain (a) fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, (b) Amendment No. 9 Fee Letter, dated as of the Amendment No. 9 Effective Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, and (c) Amendment No. 11 Fee Letter, dated as of the Amendment No. 11 Effective Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time.”

2. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a) Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Agent shall have received that certain Amendment No. 11 Fee Letter dated as of the date hereof fully executed in a sufficient number of counterparts for distribution to all parties.

(c) The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(d) Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3. Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

(e) Taxes. The Loan Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Revolving Loans under Treasury Regulation Section 1.1001-3 and as such the Revolving Loans should still constitute a grandfathered obligation for the purposes of FATCA. From and after the Effective Date, the Loan Parties shall jointly and severally indemnify the Agent and Lenders, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Agent’s and Lenders’ treating, for purposes of determining withholding Taxes imposed under FATCA, the Revolving Loans as modified hereby as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4. Expenses. The Borrowers shall pay all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment or otherwise due and payable pursuant to the Credit Agreement, including, without limitation, legal fees and expenses of counsel to the Agent.

5. Second Lien Credit Agreement. Agent shall have received a fully executed amendment to the Second Lien Credit Agreement, in form and substance reasonably acceptable to Agent and relating to the matters addressed in this Amendment, as applicable.

6. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

9. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

10. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

11. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Release; Covenant Not to Sue.

(a) Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

14. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ James P. Purko
Name:	James P. Purko
Title:	CFO

DESTINATIONRX, INC.

By:	/s/ James P. Purko
Name:	James P. Purko
Title:	CFO

[Connecture – Signature Page to Amendment No. 11 to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Jason B. Searle
Name:	Jason B. Searle
Title:	Director

[Connecture – Signature Page to Amendment No. 11 to Credit Agreement]